Exhibit 99.1

For Immediate Release

Lipocine to Begin Trading on the NASDAQ Capital Market

SALT LAKE CITY (March 18, 2014) – Lipocine Inc. (OTCQB: LPCN), a specialty pharmaceutical company, today announced that it has received confirmation that its application to list the Company's common stock on the NASDAQ Capital Market has been approved by the NASDAQ Stock Market, a unit of the NASDAQ OMX Group. The Company's common stock is expected to begin trading on the NASDAQ Capital Market on or about March 21, 2014, under its current trading symbol "LPCN".

Dr. Mahesh Patel, President and CEO of Lipocine Inc., said, “Uplisting to the NASDAQ Capital Market is a significant milestone for the company, which we expect will lead to increased awareness and visibility for the Company within the investment community.”

About Lipocine

Lipocine Inc. is a specialty pharmaceutical company developing innovative pharmaceutical products for use in men's and women's health using its proprietary drug delivery technologies. Lipocine's lead product candidate, LPCN 1021, is in Phase 3 and is targeted to treat symptoms of low testosterone for men in need of testosterone replacement therapy. Additional pipeline candidates include LPCN 1111, a next generation oral testosterone therapy product, and LPCN 1107, which has the potential to become the first oral hydroxyprogesterone caproate product indicated for the prevention of preterm birth and is currently in Phase 1.

Forward-Looking Statements

The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include statements relating to the Company's expectations regarding increased awareness and visibility for the Company in the investment community and the clinical status and potential uses and benefits of Lipocine's product candidates. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including without limitation, risks related to clinical trials, the receipt of regulatory approvals, market acceptance of our product candidates, manufacturing and commercialization risks, and other risks detailed in Lipocine's filings with the U.S. Securities and Exchange Commission, including without limitation its Current Report on Form 8-K as amended, dated July 24, 2013.

CONTACT:

Morgan Brown

Executive Vice President & Chief Financial Officer

Phone: (801) 994-7383

Email: mb@lipocine.com

John Woolford

Phone: (443) 213-0500

Email: john.woolford@westwicke.com